Filed Pursuant to Rule 424(b)(3)
						  Registration No. 333-14327

			  102,268 Shares


		   COMPAQ COMPUTER CORPORATION

			   Common Stock
		   (par value $.01 per share)
______________

All of the 102,268 shares (the "Shares") of Common
Stock offered hereby are being sold by the Selling Stockholders
named herein.   See "Selling Stockholders." The Shares may be
offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, on a national securities exchange or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, commissions or concessions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers, dealers or agents may act. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.


	The Common Stock is listed on the New York Stock
Exchange under the symbol "CPQ."

______________


THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURI-TIES AND
EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION
 NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY ADE-
QUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS
A  CRIMINAL  OFFENSE.

______________



The date of this Prospectus is November 15, 1996.



AVAILABLE INFORMATION

	Compaq Computer Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington D.C. 20549; The Citicorp Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission; such information may be found at http:\\www.sec.gov. The
Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Company's registration statements, reports, proxy and information statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New, York, New York 10005.

	This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all exhibits and amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


INCORPORATION OF DOCUMENTS BY REFERENCE

	The following documents which have been filed the Company with the Commission are incorporated herein by reference:

	1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

	2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996; June 30, 1996; and
September 30, 1996

	3. The Company's Current Reports on Form 8-K as filed on January 26, 1996, March 4, 1996, April 26, 1996, July
29, 1996 and October 17, 1996; and

	4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	Copies of all documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written request of such person addressed to the Corporate
Secretary, Compaq Computer Corporation, 20555 S.H. 249,
Houston, Texas 77070-2698.


THE COMPANY

	Compaq Computer Corporation, founded in 1982, designs, develops, manufactures, and markets a wide range of personal computing products, including desktop personal computers, portable computers, and tower PC servers and peripheral products that store and manage data in network environments. The Company markets its products primarily to business, home, government, and education customers. The Company operates in one principal industry segment across geographically diverse markets.

	The Company, a Delaware corporation, has its principal
executive offices at 20555 SH 249, Houston, Texas  77070
(telephone number (713) 370-0670).


USE OF PROCEEDS

	The Company will not receive any proceeds from the sale of the shares offered hereby.


SELLING STOCKHOLDERS

	The following table sets forth as of October 1, 1996, the name of each Selling Stockholder, the Common Stock owned by each Selling Stockholder, the amount of Common Stock offered hereby and the number of amount of Common Stock to be owned by each Selling Stockholder assuming all of the Shares offered hereby are sold.
Each of the stockholders shown below holds less than 1% of the total outstanding Common Stock of the Company.

			       Common Stock     Common Stock    Common Stock
  Name                       Prior to Offering  Offered Hereby   Held After
								  Offering

Walter and Lorraine Thirion(1)     198,268            98,268       100,000
Paul Andrew Michael Thirion          2,549             2,000           549
  1989 Trust
Katherine Yvonne Thirion             2,549             2,000           549
  1989 Trust
_______________________
(1)     In addition, in connection with the acquisition of Thomas
Conrad Corporation ("TCC") by the Company, 37,045 shares of Common Stock were placed in an escrow account of which Walter and Lorraine Thirion are the beneficiaries. If required, such shares will be transferred to Compaq in satisfaction of any indemnity claims arising out of the acquisition of TCC. The escrow is for a period of eighteen months from October 17, 1995. Until such time, Walter and Lorraine Thirion have the power to direct the voting of any shares held in escrow.


PLAN OF DISTRIBUTION

	The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

	In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this prospectus.

	Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any commission, discount or concession may be deemed to be underwriting discounts or commission under the Securities Act.

	All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions, discounts and concessions, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act. Pursuant to the registration rights agreement between the Company and the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders and any Underwriters (as defined in the agreement) against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act

LEGAL OPINIONS

	The legality of the Shares to be offered hereby will be passed upon by Wilson D. Fargo, Senior Vice President, General Counsel and Secretary of the Company. Mr. Fargo owns 12,434 shares of Common Stock and holds options to purchase an additional 193,997 shares of Common Stock.


EXPERTS

	The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Compaq Computer Corporation for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any statement made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.


			     102,268 Shares

		       Compaq Computer Corporation

			      Common Stock

			  ____________________

____________________

TABLE OF CONTENTS
PROSPECTUS
____________________
____________________

					 Page


Available Information                     2


Incorporation of Documents by Reference   2


The Company                               4


Use of Proceeds                           4


Selling Stockholders                      4


Plan of Distribution                      5


Legal Opinions                            5


Experts                                   5

November 15, 1996